Exhibit 99.1

NEWS RELEASE	NASDAQ: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 07-14

For more information contact: G. Darcy Klug, Executive Vice President
Phone: (337) 896-6664

OMNI RAISES 2007 GUIDANCE

Revenue Expected To Increase More Than 80%

Excluding Tax Benefits, Net Income May Increase 80%

EBITDA May Increase 75%

CARENCRO, LA – MAY 17, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that, excluding unforeseen weather and permit delays, it now expects its fiscal 2007 net income to range between $17.0 and $19.0 million ($0.65 to $0.73 per diluted share based on 26.0 million weighted average diluted shares outstanding) with projected revenues now expected to range between $180 and $185 million, a 82% to 87% increase over revenues reported for fiscal 2006. The Company also said it now expects its earnings before interest, taxes, depreciation and amortization, and loss on debt extinguishment (“Adjusted EBITDA”) to range between $45.0 and $47.0 million.

For the fiscal year ended December 31, 2006, on revenues of $99.0 million, OMNI reported net income of $9.2 million ($0.38 per diluted share on 24.5 million weighted average diluted shares outstanding) excluding the realization of deferred tax assets totaling $12.6 million. Adjusted EBITDA reached $25.4 million for the same twelve month period.

Commenting on the updated guidance, James C. Eckert, Chief Executive Officer, said “We are working diligently to integrate the recent acquisitions of Rig Tools, Inc.; BMJ Industrial Investments, LLC and its wholly owned subsidiary Charles Holston, Inc.; and, certain assets of Cypress Consulting, Inc. d/b/a Cypress Energy. Our management team is working to re-align our operations in order to report financial results on a business segment basis rather than a business unit basis. The successful implementation of this re-alignment will allow us to capitalize upon numerous synergies available through these acquisitions.”

“Including capital expenditures made by our recently acquired companies, we have invested approximately $15.0 million during the past twelve months to enhance organic growth. We believe we have established a strong foundation of core business units upon which we can continue to build. The outlook for all of our business units remains very positive with utilization rates on equipment and personnel continuing to run at high levels. Backlog for seismic services remains strong and is expected to continue at these levels through the remainder of 2007 and into fiscal 2008. The continued organic growth of our core businesses, along with our ability to capitalize on specific strategic opportunities as they arise, has us optimistic for the remainder of fiscal 2007 and into fiscal 2008.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation and Specialized Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate the acquisitions referenced herein, the previously announced expansion of operations in the Rocky Mountain Region of the United States, the timely conversion of seismic drilling backlog into revenue, the utilization rates of our equipment and personnel, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

Adjusted EBITDA consists of earnings (net income) before interest expense, provision for income taxes, depreciation and amortization, and loss on debt extinguishment. Adjusted EBITDA excludes other (income) expense because these items are either non-recurring or non-cash. This term, as OMNI defines it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of its ongoing business. OMNI believes this measurement is important to its investors and financial analysts because it allows a more effective evaluation of OMNI’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of OMNI’s ability to generate cash available to internally fund its expansion plans and service its debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, operating cash flow or other GAAP operating measurements. The results shown below represent results projected for the year ending December 31, 2007.

OMNI ENERGY SERVICES CORP.

UNAUDITED OTHER FINANCIAL DATA

	YEAR ENDED/ENDING DECEMBER 31,
	2006	2007
		Projected
	Actual	Low Range	High Range
		(in thousands)
Net income	$21,815	$17,000	$19,000

Plus (less):
Interest expense	4,966	7,000	7,000
(Gain) loss on debt extinguishment	(15)	1,000	1,000
Other income	(233)	(100)	(100)
Depreciation and amortization	5,660	9,900	9,900
Provision for income taxes	5,779	10,200	10,200
Income tax benefit	(12,584)	—	—

Adjusted EBITDA	$25,388	$45,000	$47,000